                                 As Filed Pursuant to Rules 424(b)(3) and 424(c)
                                                       Registration No. 33-60711


                     INTERDIGITAL COMMUNICATIONS CORPORATION

                              PROSPECTUS SUPPLEMENT
                            Dated December 5, 2002 to
                        Prospectus Dated January 3, 1996

         The following information supplements and amends the Prospectus of InterDigital Communications Corporation (the "Company") dated January 3, 1996 (the "Prospectus"). As used herein, capitalized terms not otherwise specifically defined herein shall have the meaning given in the Prospectus.

         This Prospectus Supplement relates to the resale by the Selling Shareholders of shares of Common Stock, $.01 par value per share (the "Common Stock") of the Company which may be issued by the Company upon the exercise of outstanding warrants (the "Warrants") to purchase shares of Common Stock at per share exercise prices ranging from $2.50 to $10.00. The issuance of the shares of Common Stock upon exercise of the Warrants is not covered by the Prospectus, but rather only the resale of such shares. See "Selling Shareholders."

         Upon the effectiveness of the registration statement on Form S-3 initially filed by the Company on June 29, 1995, Cerberus International Ltd., JMG Capital Partners, L.P., Taft Securities and UltraCerberus Ltd. were each listed as Selling Shareholders. Subsequent thereto, Cerberus International Ltd., JMG Capital Partners, L.P. and UltraCerberus Ltd. each transferred their Warrants to Libertyview and Taft Securities transferred its Warrants to Libertyview and Lehman Brothers, in a series of private transactions. As a result, Libertyview and Lehman Brothers have been substituted for Cerberus International Ltd., JMG Capital Partners, L.P., Taft Securities and UltraCerberus Ltd., in the Prospectus.

         The information appearing in the table below, as of the date hereof, supplements and supersedes in part the information in the table appearing under the heading "Selling Shareholders" in the Prospectus:

                                                                                     Beneficial Ownership
                                                                                        After Offering
                                                                           -----------------------------------------
                            Number of Shares
                           Beneficially Owned       Number of Shares                            Percent of Class (if
          Name              Prior to Offering           Offered            Number of Shares       greater than 1%)
      -------------        -------------------      ----------------       ----------------     ---------------------
      Libertyview               5,200(40)              5,200(40)                  --                     --

      Libertyview              57,050(59)              57,050(59)                 --                     --

    Lehman Brothers           387,500(101)            387,500(101)                --                     --

      Libertyview              50,000(101)            50,000(101)                 --                     --

      Libertyview              3,000(104)              3,000(104)                 --                     --


40. Consists of 5,200 shares issuable upon the exercise of warrants to purchase such shares at $5.50 per share which expire on December 21, 2002.

59. Consists of 57,050 shares issuable upon the exercise of warrants to purchase such shares at $5.50 per share which expire on December 21, 2002.

101. Consists of 437,500 shares issuable upon the exercise of warrants to purchase such shares at $5.50 per share which expire on December 21, 2002.

104. Consists of 3,000 shares issuable upon the exercise of warrants to purchase such shares at $5.50 per share which expire on December 21, 2002.

                                 _______________

         This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.